Exhibit 17(b)
FORM OF
INITIAL PURCHASE AGREEMENT
The Gabelli Healthcare & WellnessRx Trust (the “Fund”), a Delaware statutory trust, and The Gabelli Equity Trust Inc. (the “Buyer”) hereby agree as follows:
     1. The Fund hereby offers the Buyer and the Buyer hereby purchases 1 common share of beneficial interest of the Fund, par value $0.001 (the “Share”), at $8 per share. The Share is the “initial share” of the Fund.
     2. The Buyer shall wire or pay the amount of $8.00 to the Fund no later than April 12, 2007 in full payment for the Share.
     3. The Buyer represents and warrants to the Fund that the Share purchased by the Buyer is being acquired for investment purposes and that it will be sold only pursuant to a registration statement under the Securities Act of 1933 or an applicable exemption therefrom.
     4. This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund.
     5. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 12th day of April, 2007.

THE GABELLI HEALTHCARE & WELLNESSRx TRUST

By:
Agnes Mullady President

THE GABELLI EQUITY TRUST INC.

By:
Bruce N. Alpert
President